Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS FOR THE YEAR AND QUARTER ENDED
FEBRUARY 28, 2009
          Midlothian, Texas April 24, 2009 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and the year ended February 28, 2009.
Highlights
•	Revenues for the year decreased by $26.6 million over the previous year, or 4.4%.

•	Diluted earnings per share were $1.72 per share for fiscal year 2008 and $1.46 per share for fiscal year 2009, before impairment and other extraordinary charges of $2.73 per share.
Financial Overview
          For the quarter, our net sales decreased by $32.2 million, or 21.5%, from $149.5 million for the three months ended February 29, 2008 to $117.3 million for the three months ended February 28, 2009. Our Print sales for the quarter were $73.8 million, compared to $87.6 million for the same quarter last year, or a decrease of 15.8%. Apparel sales for the quarter were $43.6 million, compared to $61.9 million for the same quarter last year, or a decrease of 29.6%. Our overall gross profit margins (“margins”) during the quarter decreased from 26.2% for the three months ended February 29, 2008 to 22.1% for the three months ended February 28, 2009. Our Print margins decreased from 27.6% to 23.7%, while our Apparel margins decreased from 24.2% to 19.3%, for the respective periods. Our earnings (loss) for the quarter decreased from $11.1 million for the three months ended February 29, 2008 to ($62.9) million for the three months ended February 28, 2009, primarily due to a goodwill and trademark impairment charge of $67.9 million relating to our apparel division. Our diluted earnings (loss) per share (“EPS”) decreased from $.43 per share to ($2.44) per share for the three months ended February 29, 2008 and February 28, 2009, respectively. In addition to the impairment charge during the quarter, our apparel division’s operating results were also impacted by additional inventory reserves of approximately $2.0 million relating primarily to their fleece and junior products. Excluding these factors, our earnings for the period would have been approximately $5.9 million, or approximately $.23 per diluted share. Without the impact of these additional reserves, our apparel margins would have been approximately 23.9% for the quarter, which is in line with our apparel’s adjusted fiscal year’s margin of 23.4%.

          Net sales decreased from $610.6 million for the year ended February 29, 2008 to $584.0 million for year ended February 28, 2009, a decrease of $26.6 million or 4.4%. Our Print sales for the year were $327.0 million, compared to $345.0 million for the same period last year, a decrease of $18.0 million or 5.2%. Our Apparel sales decreased from $265.6 million for the year ended February 29, 2008 to $257.0 million for the year ended February 28, 2009, a decrease of $8.6 million, or 3.2%. Our Print margins decreased from 27.2% to 26.1%, while our Apparel margins decreased from 26.4% to 22.6%, for the year ended February 29, 2008 and February 28, 2009, respectively. Our earnings (loss) for the period decreased from $44.6 million for the year ended February 29, 2008 to ($32.8) million for the year ended February 28, 2009, primarily due to a goodwill and trademarks asset impairment charge of $67.9 million. Our diluted earnings (loss) per share decreased from $1.72 per share to ($1.27) per share for the year ended February 29, 2008 and February 28, 2009, respectively. Excluding the impairment charge and other items considered extraordinary, our earnings for the year would have been approximately $37.6 million, or $1.46 per diluted share and our reported apparel margins would have been approximately 23.4%.
Proforma Net Earnings and Earnings per Share (dollars in thousands, except per share):

	For the quarter ended February 28, 2009
	As		Other	Proforma
	Reported	Impairment	Item (1)	Results

Earnings (loss) before income taxes	$(60,545)	$(67,851)	$(2,000)	$9,306

Income tax expense (benefit)	2,376	(291)	(730)	3,397

Net earnings (loss)	$(62,921)	$(67,560)	$(1,270)	$5,909

Diluted earnings (loss) per share	$(2.44)	$(2.62)	$(0.05)	$0.23

(1)	—	includes $2 million charge to inventory reserve for fleece and junior products, considered higher than normal obsolescence rate.

	For the year ended February 28, 2009
	As		Other	Proforma
	Reported	Impairment	Items (2)	Results

Earnings (loss) before income taxes	$(13,059)	$(67,851)	$(4,500)	$59,292

Income tax expense (benefit)	19,709	(291)	(1,643)	21,643

Net earnings (loss)	$(32,768)	$(67,560)	$(2,857)	$37,649

Diluted earnings (loss) per share	$(1.27)	$(2.62)	$(0.11)	$1.46

(2)	—	includes the above amount and the $2.5 million additional provision made to the bad debt reserve during the 2nd quarter relating to the bankruptcy filing of a large apparel account.

          The Company, during the quarter, generated $13.1 million in EBITDA (earnings before interest, taxes, depreciation, amortization and impairment and other charges) compared to $21.5 million for the comparable quarter last year. For the year ending February 28, 2009, the Company generated $75.5 million in EBITDA compared to $90.2 million for the comparable period last year.
Reconciliation of GAAP to Non-GAAP measure (dollars in thousands):

	Three months ended		Year ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

Earnings (loss) before income taxes (GAAP)	$(60,545)	$16,608	$(13,059)	$69,785
Interest expense	660	1,395	3,363	5,678
Depreciation/amortization	3,144	3,501	12,860	14,727
Impairment of goodwill and trademarks	67,851	—	67,851	—
Other items (1)	2,000	—	4,500	—

EBITDA (Non-GAAP)	$13,110	$21,504	$75,515	$90,190

(1)	—	includes $2 million in obsolence charges during the quarter considered higher than normal rates and $2.5 million in charges related to the bankruptcy filing of a large apparel account.
Keith Walters, Chairman, President & CEO, commented by saying, “The fourth quarter was an extremely difficult quarter. We saw double digit volume declines in both our sectors, which placed pressure on each sectors’ operating margins. Our apparel sector continues to be impacted by the sluggish retail landscape, which contributed to a temporary increase in manufacturers’ inventory levels. This resulted in intensified pricing pressures in the marketplace, from both domestic and international competitors. During the quarter, we commenced cost reduction initiatives in both our sectors and will continue to adjust our costs to coincide with projected volume levels. While the fourth quarter was difficult, we performed better than most of our competition, due to our disciplined approach to business. As we enter fiscal year 2010, the economy and retail continues to be soft, but we are aggressively looking for ways to reduce our costs. In addition, we are moving forward with our apparel expansion plans into Agua Prieta, Mexico, which once completed, should significantly reduce our manufacturing and distribution costs. Overall, fiscal year 2010 is shaping up to be a challenging year as well, but we continue to feel confident in our ability to navigate these challenging times. We enter the year with excellent liquidity, low leverage ratio and a strong balance sheet, which should allow us to take advantage of unique opportunities that a prolonged recession may present.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Twleve months ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008
Condensed Operating Results
Revenues	$117,326	$149,535	$584,029	$610,610
Cost of goods sold	91,397	110,392	440,553	446,736

Gross profit	25,929	39,143	143,476	163,874
Impairment of goodwill and trademarks	67,851	—	67,851	—
Operating expenses	18,181	21,036	85,703	88,094

Operating income (loss)	(60,103)	18,107	(10,078)	75,780
Other expense	442	1,499	2,981	5,995
Income tax expense	2,376	5,520	19,709	25,195

Net earnings (loss)	$(62,921)	$11,088	$(32,768)	$44,590

Earnings (loss) per share
Basic	$(2.44)	$0.43	$(1.27)	$1.74

Diluted	$(2.44)	$0.43	$(1.27)	$1.72

	February 28,	February 29,
Condensed Balance Sheet Information	2009	2008
Assets
Current assets
Cash	$9,286	$3,393
Accounts receivable, net	57,467	72,278
Inventories, net	101,167	98,570
Other	14,334	11,578

	182,254	185,819

Property, plant & equipment	54,672	58,988
Other	199,454	268,324

	$436,380	$513,131

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$24,723	$29,658
Accrued expenses	18,947	21,913
Current portion of long-term debt	210	255

	43,880	51,826

Long-term debt	76,185	90,710
Deferred credits	24,309	22,116

Total liabilities	144,374	164,652

Shareholders’ equity	292,006	348,479

	$436,380	$513,131

	February 28,	February 29,
Condensed Cash Flow Information	2009	2008
Cash provided by operating activities	$44,216	$30,444
Cash used in investing activities	(5,350)	(17,285)
Cash used in financing activities	(32,464)	(13,516)
Effect of exchange rates on cash	(509)	168

Change in cash	5,893	(189)
Cash at beginning of period	3,393	3,582

Cash at end of period	$9,286	$3,393